SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): OCTOBER 23, 2003

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

FLORIDA	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission file Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-4111

Item 5.	Other Events

In connection with TECO Energy’s Construction Undertaking Agreements (Construction Undertakings) and other guaranty agreements for the Union and Gila River projects, TECO Energy, the Union and Gila River project companies and the lending group have entered into a Suspension Agreement to suspend until January 31, 2004, the measurement of TECO Energy’s compliance with the 3.0 times EBITDA to interest coverage ratio covenant contained in the Construction Undertakings for the quarters ended September 30, 2003 and December 31, 2003 in order to permit discussions among TECO Energy, the Union and Gila River Projects and the lending group regarding the projects operating budgets and performance. The Suspension Agreement calls for the September 30 and December 31, 2003 quarterly calculations to be made on February 1, 2004.

The Construction Undertakings provide that TECO Energy stand behind the performance of the construction contractor, replacing Enron as guarantor of NEPCO (its subsidiary’s) performance. NEPCO was ultimately replaced by SNC-Lavalin under a performance-based but cost-plus contract. Currently major construction has been completed and both projects have achieved commercial operation. As a result, the remaining obligations relate to normal construction closeout matters for final acceptance and warranty obligations, the combined exposure for which is estimated to be in the range of $11 to $13 million. This exposure is also secured by letters of credit in favor of the lending group totaling $66 million that were posted pursuant to the Construction Undertakings.

A default under the Construction Undertakings, including violation of the EBITDA to interest coverage covenant or otherwise, is a cross-default under the $1.395 billion non-recourse debt on the projects, which entitles the lending group to exercise remedies including accelerating the non-recourse debt and foreclosing on the projects. Under the Suspension Agreement, if the discussions with the lenders are not successful in reaching arrangements during the suspension period, then upon calculation of the covenant on February 1, 2004 for September 30 or December 31, 2003, the lending group could seek to assert the existence of a default under the Construction Undertakings and on the non-recourse debt and to exercise their rights. As a result, the $1.395 billion of non-recourse project debt related to the Union and Gila River projects, which was consolidated at TECO Energy upon the buy-out of Panda’s interest in TPGC, has been reclassified from long-term debt to current debt due within one year. The non-recourse project debt is not an obligation of TECO Energy, but actions by the lenders could adversely affect its investment in the projects, which is currently carried on its books at $1.1 billion.

The Construction Undertakings permit TECO Energy to terminate its obligations thereunder, including the requirement to comply with the covenants, by providing a Substitute Guarantor reasonably satisfactory to the lending group. On September 22, 2003, TECO Energy tendered a Substitute Guarantor, which it believes satisfied the requirements of the Construction Undertakings. TECO Energy’s tender also included continued maintenance of the letters of credit described above. The lending group declined to accept this tender as being satisfactory. TECO Energy disagrees with the basis of their declining to accept the Substitute Guarantor. If the suspension period ends without TECO Energy and the lending group agreeing to an alternative arrangement, TECO Energy would plan to assert that the Construction Undertakings were terminated in the event that the lending group sought to exercise its rights thereunder based on a violation of the EBITDA to interest coverage ratio covenant. As part of the Suspension Agreement, both TECO Energy and the lending group have agreed not to assert their respective positions during the suspension period.

Item 12.	Results of Operations and Financial Condition

See the Press Release dated October 23, 2003, included as Exhibit 99.1 and incorporated herein by reference, reporting on TECO Energy, Inc.’s financial results for the three-month and nine-month periods ended September 30, 2003. This press release, along with additional financial information, including unaudited financial statements and other financial data, is available at the Investor Relations section of TECO Energy’s web site at www.tecoenergy.com.

The press release furnished herewith contains references to non-GAAP net income from continuing operations that excludes the impact of certain charges recorded in the three-month and nine-month periods ended September 30, 2003, and contains a reconciliation of this measure from GAAP net income. The Company believes that the non-GAAP presentation provides useful supplemental information by providing a measure that is more closely related to the Company’s ongoing operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2003	TECO ENERGY, INC.
Registrant

	By:	/s/ G. L. GILLETTE

G. L. GILLETTE
Senior Vice President – Finance and Chief Financial Officer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits
99.1	Press Release dated October 23, 2003, reporting on TECO Energy, Inc.’s financial results for the three-month and nine-month periods ended September 30, 2003 (furnished pursuant to Item 12).

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